Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Cyabra, Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.0001 per share	(1)	Other	1,153,587	$1.84	$2,122,600.08	0.0001381	$293.13
Equity	Common Stock, par value $0.0001 per share	(2)	Other	2,072,125	$0.46	$953,177.50	0.0001381	$131.63

Total Offering Amounts:						$3,075,777.58		424.76
Total Fee Offsets:								0.00
Net Fee Due:								$424.76

__________________________________________
Offering Note(s)

(1)	The amount registered includes (i) 1,153,587 shares of common stock, par value $0.0001 per share (the “Common Stock”), of Cyabra, Inc. (the “Registrant”) that are reserved for issuance upon the exercise of options to purchase an aggregate of 1,153,587 shares of Common Stock under the Cyabra, Inc. 2026 Omnibus Equity Incentive Plan (the “2026 Plan”) in substitution of options granted under the Cyabra Strategy Ltd. 2020 Share Option Plan that were outstanding as of the closing of the Registrant’s business combination on March 27, 2026; and (ii) 2,072,125 shares of Common Stock that are reserved for issuance pursuant to the grant of future equity awards under the 2026 Plan. The proposed maximum offering price per share for 1,153,587 shares of Common Stock is based on Rule 457(h), the proposed maximum offering price per share and proposed maximum aggregate offering price are calculated using the exercise price for such shares. The proposed maximum offering price per share for 2,072,125 shares of Common Stock is estimated in accordance with Rules 457(c) and 457(h), based on the average of the high and low prices of the Common Stock reported on the Nasdaq Global Market on June 29, 2026. Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate number of additional shares of Common Stock of the Registrant that may be offered or issued by reason of certain corporate transactions or events, including any stock dividend, stock split or any other similar transaction effected which results in an increase in the number of shares of Common Stock.
(2)	Please see Footnote 1.